As filed with the Securities and Exchange
                           Commission on May 23, 2002.

                              REGISTRATION NO. 333-
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                             HARRISON HOLDING'S INC.
                 (Name of Small Business Issuer in its Charter)

         DELAWARE                                                74 3022293
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                        103 EAST HOLLY STREET, SUITE 406
                          BELLINGHAM, WASHINGTON 98225
                                 (360) 733-3854
                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

                                 MICHAEL HOPLEY
                                    PRESIDENT

                             HARRISON HOLDING'S INC.
                        103 EAST HOLLY STREET, SUITE 406
                          BELLINGHAM, WASHINGTON 98225
                                 (360) 733-3854
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          Copies of communications to:
                              GREGG E. JACLIN, ESQ.
                              ANSLOW & JACLIN, LLP
                             4400 ROUTE 9, 2ND FLOOR
                              FREEHOLD, NEW JERSEY
                          TELEPHONE NO.: (732) 409-1212
                          FACSIMILE NO.: (732) 577-1188

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF                   AMOUNT TO BE REGISTERED     PROPOSED MAXIMUM            AMOUNT OF
SECURITIES TO BE REGISTERED                                          AGGREGATE OFFERING PRICE    REGISTRATION FEE
Common Stock, par value $.001 per share  4,538,000                   $1,361,400                  $125.25

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c). Our common stock is not traded and any national exchange and in accordance with Rule 457, the offering price was determined by the price shareholders were sold to Harrison shareholders in a private placement memorandum.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED MAY 22, 2002

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                              HARRISON HOLDING'S INC.

                        4,538,0000 SHARES OF COMMON STOCK

Our selling stockholders are offering to sell 4,538,000 shares of our common stock.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this prospectus is May 22, 2002


Currently, our common stock is not trading on any public market. It is our intention to retain a market maker to apply for trading on the Over the Counter Bulletin Board ("OTC BB") following the effectiveness of this registration statement.

                                TABLE OF CONTENTS

SUMMARY FINANCIAL DATA.                                            2

ABOUT OUR COMPANY                                                  3

RISK FACTORS.                                                      3

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS           15

USE OF PROCEEDS.                                                   15

MARKET PRICE OF OUR COMMON STOCK                                   15

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OR OPERATION.         16

BUSINESS                                                           22

MANAGEMENT                                                         32

PRINCIPAL STOCKHOLDERS                                             36

DILUTION                                                           37

SELLING STOCKHOLDERS                                               39

PLAN OF DISTRIBUTION                                               41

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                     42

DESCRIPTION OF SECURITIES.                                         42

DELAWARE BUSINESS COMBINATION PROVISIONS                           45

INDEMNIFICATION OF DIRECTORS AND OFFICERS.                         45

WHERE YOU CAN FIND MORE INFORMATION.                               46

TRANSFER AGENT.                                                    47

LEGAL MATTERS                                                      47

EXPERTS.                                                           47

INDEX TO FINANCIAL STATEMENTS                                      f-1


About Our Company

We are a development stage company which has undertaken research seeking areas that have potential for Copper-Nickel-Palladium-Platinum deposits. We have focused on the Pacific Nickel Mine ultramafic belt, located 7 kilometers north of the town of Hope, British Columbia, Canada. This area is the fourth most productive nickel-copper area of Canada after Sudbury, Ontario; Thompson, Manitoba; and Lynn Lake, Manitoba.

In December of 2001, the claims were staked and sold to us. Michael Hopley, our President, commissioned a report to evaluate the area of the claims. This report would also recommend further exploration programs to develop the mineral prospects and would be used to be filed with the appropriate regulatory bodies. In order to write the report, old mine data and geological reports were compiled and geologists and mine personnel who were present during the active mining operations in the region from 1958 to 1974 were interviewed. The report includes the initial prospecting and preliminary geological work completed by Mr. Deering and Mr. Nicholson on the adjacent Harrison Lake Property. It represents the first known compilation of data for the area in over 25 years. The author has been involved in the area since March, 2000 assessing the geological potential, access, and general conditions. It should be noted that since this project was initiated over 2 years ago, several other public and private companies have now started exploring this area and the British Columbia government has initiated an aggressive program in the Harrison Lake-British Columbia Nickel Mine area of detailed cross-sectional geologic mapping, sampling, and age dating to foster further exploration.

How Our Company Is Organized

We were incorporated under the name Harrison Holding's Inc. in the State of Delaware on November 19, 2001. To date, we have spent a total of $800 for research and development. All of such expenses were used to research the potential property for mining and exploration.

We have not been involved in any bankruptcy, receivership or similar proceeding. We have not been involved in any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

Where You Can Find Us

Our corporate offices are located at 103 East Holly Street, Suite 406, Bellingham, Washington 98225. Our corporate staff consists of one part time officer and director and two part time directors. Our telephone number is (360) 733-3854.

Summary Financial Data

The following summary financial data should be read in conjunction with <-1-34>Management's Discussion and Analysis or Plan of Operation" and the Financial Statements and Notes thereto, included elsewhere in this Prospectus.

The following summary financial data should be read in conjunction with <-1-34>Management's Discussion and Analysis or Plan of Operation" and the Financial Statements and Notes thereto, included elsewhere in this Prospectus. The statement of operations data for the period from November 19, 2001 (inception) to January 31, 2002 are derived from Harrison's audited Financial Statements. Balance sheet data at January 31, 2002 is derived from Harrison's audited financial statements. The operating results for the period ended January 31, 2002 are not necessarily indicative of the results to be expected for the full year or for any future period.

                                    (Date of
                                    Inception
                                    November 19, 2001)
                                    To January 31,
                                    2002
                                    -----------------
Statement of Expenses Data:
Revenue                             $       0
Net Losses                          $  30,273
Total Operating Expenses            $  30,273
Research and Development            $       0
General and administrative          $   8,611


                                    January 31,
                                    2002
                                  ---------------
Balance Sheet Data:
Cash                                $   23,889
Total Current Assets                $   42,586
Total Assets                        $   42,586
Total Liabilities                   $   16,359
Stockholders Equity(deficit)        $   26,227

Risk Factors

You should carefully consider the following risk factors and other information in this prospectus before deciding to become a shareholder of our common stock. Your investment in our common stock is highly speculative and involves a high degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

Please note that throughout this prospectus, the words "we", "our" or "us" refer to Harrison Holding's Inc. and not to the selling stockholders.

We will require additional funds to achieve our current business strategy and our inability to obtain additional financing could have a material adverse effect on our ability to maintain business operations.

We will need to raise additional funds through public or private debt or sale of equity to achieve our current business strategy of exploration on the property located at Harrison Lake. This financing may not be available when needed. Even if this financing is available, it may be on terms that we deem unacceptable or are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our inability to obtain financing would have a material adverse effect on the our ability to implement our development strategy, and as a result, could require us to diminish or suspend our development strategy and possibly cease our operations.

If we are unable to obtain financing on reasonable terms, we could be forced to delay, scale back or eliminate certain product and service development programs. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

We lack an operating history and have losses which we expect to continue into the future.

We were incorporated in November 2001 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $30,273. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

          -our ability to locate a profitable mineral property
          -our ability to generate revenues
          -our ability to raise the capital necessary to continue exploration and development of the property.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues may cause us to go out of business.

We have no known ore reserves and we cannot guarantee we will find any platinum group metals (hereinafter referred to as "PGM") or other minerals; if we find PGM or other minerals, there can be no guarantee that production will be profitable.

We have no known ore reserves. We have not identified any PGM mineralization on the property and we cannot guarantee we will. Even if we find that there is PGM mineralization on our property, we cannot guarantee that we will be able to recover the metals profitably.

If we don't raise enough money for exploration, we will have to delay exploration or go out of business.

We are in the very early exploration state and need the proceeds from our offering to start exploring for PGM. Therefore, you may be investing in a company that will not have the funds necessary to commence its operations.

Weather interruptions in the province of British Columbia may affect and delay our proposed exploration operations.

While we plan to conduct our exploration year round, it is possible that snow or rain could cause roads leading to our claims to be impassible. When roads are impassible, we will be unable continue exploration work.

We are small and do not have much capital; therefore, we must limit our exploration and as a result may not find mineralized material.

We are a small operation and do not have much capital. Therefore, we must limit our exploration. Because we may have to limit our exploration, we may not find mineralized material even though our property may contain mineralized material.

We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend operations.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials after this offering is complete. If we cannot find the products, equipment and materials we need, we will have to suspend our exploration plans until we do find the products, equipment and materials we need.

If we do not find mineralized material we will cease operations.

Our success depends on finding mineralized material. If we do not find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease operations and you will lose your investment.

We may not have enough money to complete our exploration and as a result may have to cease or suspend our operations.

We may not have enough money to complete exploration of our property. If we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. In we need additional money and can not raise it, we will have to suspend or cease our operations.

Michael Hopley's control prevents you from causing a change in the course of our operations.

Michael Hopley will control us after the offering. Therefore, regardless of the number of our common shares sold, your ability to cause a change in the course of our operations is eliminated. As such, the value attributable to the right to vote is gone. This could result in a reduction in value to the common shares you own because of the ineffective voting power.

There is no public trading market for our common stock and you may not be able to resell your common stock.

There is currently no public trading market for our common stock. Therefore, there is no central place, such as a stock exchange or electronic trading system, to resell your common shares. If you do want to resell your common shares, you will have to locate a buyer and negotiate your own sale.

Loss of our key management staff, Michael Hopley. Hugh Willson, Chris Skerik and key consultants such as Laurence Stephenson, will be detrimental to our business.

We are presently dependent to a great extent upon the experience, abilities and continued services of Michael Hopley, Hugh Willson, Chris Skerik and Laurence Stephenson, our independent geologist. The loss of services of Michael, Hugh, Chris or Laurence could have a material adverse effect on our business, financial condition or results of operation.

Our sole officer has a conflict of interest in that he is an officer and director of other companies which will prevent him from devoting full-time to our operations which may affect our operations.

Our sole officer, Michael Hopley has a conflict of interest in that he is an officer and director of other companies. Michael's other activities will prevent him from devoting full-time to our operations. This may slow our operations and may reduce our financial results because of the slow down in operations.

Certain states may not allow sales of our common shares and investors may be required to hold their common shares indefinitely.

The common shares offered are intended to be qualified or exempt for sale only in a limited number of states. Purchasers of the common shares may move to jurisdictions in which the common shares are not qualified or exempt. No assurances can be given that we will be able to effect any required qualification or that any exemption will be available permitting a purchaser to sell his common shares, and, as a result, such common shares may be required to be held indefinitely.

A business combination with a third party will probably result in a change in control and of management.

A business combination with a third party involving the issuance of our common stock will, in all likelihood, result in shareholders of another company obtaining a controlling interest in us. The resulting change in control will likely result in removal of our present officer and director and a corresponding reduction in or elimination of his/her participation in our future affairs.

"Penny Stock" rules may make buying or selling our common stock difficult.

Trading in our securities is subject to the "penny stock" rules.
The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser's written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker- dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission's regulations concerning the transfer of penny stock. These regulations require broker-dealers to:

     - Make a suitability determination prior to selling a penny stock to the purchaser;
     -    Receive the purchaser's written consent to the transaction; and
     -    Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

We will require additional management personnel with expertise in mining and exploration in order to achieve our business objectives.

We will require additional management, middle management and technical personnel who have previous expertise in mineral exploration in order to achieve our business objectives. We may be unable to attract, assimilate or retain other highly qualified employees. There is significant competition for qualified employees in the exploration industry. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business will be adversely affected.

Control by Michael Hopley could prevent a change of control and may affect the market price of our common stock

Mr. Hopley, beneficially owns approximately 76.68% of our common stock. Accordingly, for as long as Mr. Hopley continues to own more than 50% of our common stock, he will be able to elect our entire board of directors, control all matters that require a stockholder vote (such as mergers, acquisitions and other business combinations) and exercise a significant amount of influence over our management and operations. This concentration of ownership could have the effect of preventing us from undergoing a change of control in the future and might affect the market price of our common stock.

We do not expect to pay dividends and investors should not buy our common stock expecting to receive dividends

We have not paid any dividends on our common stock in the past, and do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends.

There is no assurance of public market and that the common stock will ever trade on a recognized exchange

There is no established public trading market for our securities. We currently intend to seek a market maker to apply for a listing on the OTC Electronic Bulletin Board in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate its investment.

            SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus under "Risk Factors,"
Plan of Operation," "Business," and elsewhere are <-1-
34>forward- looking statements" within the meaning of the Private
Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause our or our industry's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under "Risk Factors."

In some cases, you can identify forward-looking statements by the words "believe," "expect," "anticipate," "intend" and "plan" and similar expressions or the negative of these terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We caution you not to place undue reliance on these forward- looking statements.

                                 USE OF PROCEEDS

     The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

                       LACK OF MARKET FOR OUR COMMON STOCK

There is no established public trading market for our securities. We intend to seek a market maker to apply for a listing on the OTC Electronic Bulletin Board in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system.

                         DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price is not an indication of and is not based upon the actual value of Harrison. The offering price bears no relationship to the book value, assets or earnings of Harrison or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

                                    DIVIDENDS

To date, we have not declared or paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the development and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

                           PENNY STOCK CONSIDERATIONS

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read in conjunction with our financial statements and notes thereto appearing in this prospectus.

The following discussion and analysis contains forward-looking statements, which involve risks and uncertainties. Our actual results may differ significantly from the results, expectations and plans discussed in these forward-looking statements.

Overview

Since our inception, our operations have been devoted primarily to identifying, purchasing and completing the initial exploration work on a minerial property with significant potential. We intend to grow through exploration and development of the Harrison Lake property and the identification and acquisition of other properties with mineral exploration potential. Because of uncertainties surrounding our development, we anticipate incurring development stage losses in the foreseeable future. Our ability to achieve our business objectives is contingent upon our success in raising additional capital until adequate revenues are realized from operations.

Development stage expenses during from inception through January 31, 2002 were $30,273. The expenses incurred were primarily due to various consulting, managerial and professional services in connection with our development of a business plan and the corporate formation. On-going increases to development stage expenses are anticipated.

Plan of Operation

We have completed phase one of a four step plan to evaluate our initial minerals prospect for development potential. Phase one consisted of indentifying an area with promising geological properties, purchasing the intital 30 units of the Harrison Lake property, securing a geological report on the property and completing the initial rock and silt samples on the prospect. We plan to complete phase two and three during the next 12 months. If we get positive results in phase two and three we will be required to seek additional capital to complete phase four. We will attempt to raise capital from sale of or common stock, loans from investors, shareholders or management, and/or joint venture partners. Management will use its best efforts to raise the additional funds carry out the planned exploration program but there is significant risk that we not secure the necessary funding. The following table details the remaining 3 steps to our initial exploration of the Harrison Lake property:

Phase II: Geological Traverses

         Senior Geologist 1 day @ $325 per day                                                   $325.00
         Geologist 2days @ $260 per day                                                          $520.00
         2 Geotechnicians 2days at $162.50                                                       $325.00
         Equipment Rental 4 wheel drive @ $48.75 per day                                         $ 97.50
         Assays 50 @ $13.00 each                                                                 $650.00
         Food, Fuel etc                                                                          $130.00
         Report                                                                                  $162.50
         TOTAL                                                                                 $2,210.00

Phase III

         Follow-up Geochemical sampling and detailed geological mapping                        $1,950.00

         TOTAL                                                                                 $1,950.00

Phase IV Airborne EM Survey

      Airborne EM Survey 100 line kilometers @ $65 per km                                      $6,500.00
         Follow-up geological surveys                                                          $6,500.00
         TOTAL                                                                                $13,000.00

If the company is successful in completing the 3 additional steps of exploration, management will access the results to determine the advisibility of future development of the property. If management determines the results merit further exploration the plan is to raise additional capital, and/or seek an industry partner to pay the further costs of operations. There is no assurance we will be successful in raising the funds or finding a joint venture partner in order to complete further exploration. The company could be forced to abandon the property of sell it for a significant loss if we are unable to secure the necessary capital.

Capital resources and Liquidity.

We currently have approximately $33,000 in cash. The planned exploration expenditures of phase two and three are estimated to cost $3,200, an additional $2500 lease payment is due on the Harrison Property during the next 12 months, and our general and administrative is expected to average $1200 per month for the next 12 months. We have no plans to pay salaries to its Officers or employees during the next 12 months and the company is not paying rent for its offices. We believe we have sufficient cash to meet our minimum exploration and operating costs for the next 12 months. We will need to raise additional capital to continue or operations past 12 months, and there is no assurance we will be successful in raising the needed capital.

                             BUSINESS - OUR COMPANY

Organization

We were organized as a Delaware corporation in November 2001 for the purpose of acquiring, exploring and developing mineral properties.

Our Business

We are engaged in the acquisition, exploration and development of mineral properties. Our first acquisition was mineral claims described below, which are known as the "HC1 and HC2 Claims". We intend to conduct exploration work on this property in order to ascertain whether it possesses commercially developable quantities of platinum and/or palladium, referred to as platinum group metals or "PGM". There can be no assurance that a commercially viable mineral deposit, or reserve, exists on the HC1 or HC2 claims until appropriate exploratory work is completed and a comprehensive evaluation based on such work concludes economic feasibility.

Mineral Property Agreement

We purchased the property from Nicholson and Associates in December, 2001. The property consists of 2 unpatented contiguous mineral claims named HC-1 and HC-2 representing 30 units that have been staked and recorded by four post claims. These claims are located east of Harrison Lake and northwest of the town of Hope in south-western British Columbia, Canada.

We have acquired these claims outright for a total cost of $25,000. Our 100% interest in the property is subject to a 2.5% Net Smelter Royalty and a 7.5% Gross Rock Royalty. Our payments and obligations to Nicholson and Associates are as follows:

     o    Payment of $2,500 on transfer of property title (paid).
     o    Payment of $2,500 12 months from transfer of property title (December
          2002).
     o Provide funds to complete assessment work in order to maintain the property in good standing. Assessment work has been completed for the first year and the cost in future years will be a minimum of $3,900 per year. The two $2,500 payments referred to above are credited towards assessment work obligations.
     o $25,000 at 36 months from transfer of property title (December 2004) less all of the above payments.

In order to maintain the property in good standing all claims staked in British Columbia require $65 worth of assessment work to be undertaken in Year 1, followed by $130 per claim per year thereafter.

To date we have incurred expenditures of approximately $3,300 on the property for the preliminary exploration work on the claims in April 2002. This work included the collection and analysis of 13 silt samples and 6 rock samples.

Our expected source of funds to meet upcoming obligations are private placement of debt or equity and/or loans from management or shareholders. There is no guarantee that we will be able to secure such funds.

We believe that the HC1 and HC2 claims have the potential to host significant PGM mineralization based and are a good investment based on the recommendations of our consulting geologist, the history of mining in the area and the initial sampling results.

Definitions

Gross Rock Revenue means, for any period, the gross proceeds received by the Optionee in that period from the sale of Rock produced from the Property less any treatment, beneficiation or other changes or penalties deducted by the purchase to whom such Rock is shipped, less:

(a) all costs of the Optionee associated with such sales involving handling, weighing, sampling, determination of water content, insuring, packaging and transporting Rock;

(b)  the costs of marketing, including rebates or allowances made or given; and

(c) any sales, severance, gross production, privilege or similar taxes (other than income taxes or mining taxes based on income). Minerals means the ores or concentrates of minerals, as that term is defined in the Mineral Tenure Act (British Columbia), and the rock that is part of such ores and concentrates sold by the Optionee.

Net Smelter Return means, for any period the difference between:

(a) the sum of:

     (i) the gross proceeds received by the Optionee in that period from the sale of Minerals produced from the property to a party that is arm's length to the Optionee, or that would have been received by the Optionee if the purchase of the Minerals were at arm's length to the Optionee; and

     (ii) in the case of the sale of Minerals that are ores that have not been processed in a Mill, the estimated cost that would have been incurred in crushing and beneficiating such Minerals in a Mill as agreed by the parties or otherwise determined by a competent mining or metallurgical engineer; and

(b) the sum of:

     (i)  all amounts paid on account of Advance Royalty Payments;

     (ii) any insurance costs in connection with shipping such Minerals;

     (iii) any costs of transport;

     (iv) all costs of the Optionee associated with such sales involving handling, weighing, sampling, determination of water content, insuring and packaging;

     (v) the costs of marketing, adjusted for rebates or allowance made or given;

     (vi) any sales, severance, gross production, privilege or similar taxes (other than income taxes or mining taxes based on income) assessed on or in connection with the Minerals or the value thereof; and

     (vii) any treatment, beneficiation or other charges or penalties deducted by any smelter or refinery to which such Minerals are shipped that have not been previously deducted in the computation of gross proceeds.

Geological Report

The HC1 and HC2 claims are the subject of a report dated January 2002 entitled "Geology Report on HC1 and HC2 Claims - Harrison Lake Nickel Copper Massive Sulphide Project" that was prepared by Laurence Stephenson,, P.Geo. of 1500 Bishop Street, White Rock, British Columbia, Canada (the "Geology
Report"). The Geology Report summarizes the geology and mining history of the area and provides conclusions and recommendations for a work program on the property.

The HC1 and HC2 claims are also the subject of another report dated April 2002 entitled "Geological Exploration Update Report on HC1 and HC2 Claims - Harrison Lake Nickel Copper Massive Sulphide Project" that was also prepared by Laurence Stephenson,, P.Geo.(the "Update Report"). The Update Report summarizes the results of the initial exploration work performed on the property in April 2002. These conclusions and recommendations of the Geological Report and the Update Report are summarized below.

Location and Land Status

The property is located about 2 hours drive from Vancouver, British Columbia, Canada on the east side of Harrison Lake and northwest of the town of Hope. Access from the town of Agassiz, British Columbia is on well maintained logging roads on the west side of the property. The area has been permitted for mining in the past and a major power line exists in the region.

The property consists of 2 unpatented contiguous mineral claims named HC-1 and HC-2 representing 30 units that have been staked and recorded by four post claims.

History

The first indications of a significant nickel and copper mineralization was discovered in 1923 along the Stulkawhits Creek and by 1926 the BC Nickel Company had been formed to develop the prospect. Subsequent exploration through the 1920's and 1930's discovered the main open pit Pride of Emory zone and led to initial mine development and bulk testing for nickel and copper. In 1936 a 22.7 ton sample from the 1600 level was reported carrying 2.74 grams per tonne platinum and palladium and 0.68 grams per tonne gold while earlier samples were reported 3.98 grams per ton platinum and palladium and 7.89 grams per ton gold.

Further work was curtailed by the Second World War and it was not until the 1950's that additional exploration and development work was completed. Reserves from this work were reported by A. Aho in 1954 to be 1.8 million tons. Full scale production of the nickel and copper ore was achieved in 1958/59 by Pacific Nickel Mines Ltd.

From 1959 to the curtailment of operations in 1974 a total of 4.2 million tonnes were mined and milled at the Pacific Nickel Mine with a mill grade of 0.77% nickel and 0.34% copper with "reported grades" of platinum and palladium in the
0.6 grams per ton range. The value of the nickel/copper ore recovered in today's prices would be in excess of $455 million US.

Government records showed an original 4.7 million tonnes suggesting that 0.5 million tonnes or ore were left in the mine. These same records show that the average grade for the ore pods were 1.19% nickel; and 0.46% copper (Appendix 1). Only minor values of the PGM were "reported" from the smelter but in addition to the values reported above one sample from the "1500" pod reported 2.85 grams per tonne platinum and 4.94 grams per tonne palladium (the sample type and description is not available).

The ore was contained in 26 pods of various sizes and was accessed by an adit along the 2600 level and from the surface glory hole on the Pride of Emory zone. Mining continued until 1974 when a variety of factors interceded to curtail operations - the mill burned down, a mine accident caused loss of life and most significantly the Japanese smelters that were processing the nickel-copper ore in "brist" form, curtailed their nickel smelting operations. Alternative smelting facilities were not economically available and the mining operations ceased. In the last year of operations the mine recorded almost $1 million in profit. Based on government records some 500,000 tonnes of ore are left in the underground workings.

In 1974/75 Giant Mascot - the successor company to Pacific Nickel Mines - embarked on a limited exploration program of the ultramafic belt to the north and west of the mine area and of the intrusive Spuzzum Diorite. A regional contour soil, stream sediment survey was completed. Access was limited and Giant Mascot concentrated on the stream sediment anomaly to the west of the mine area. According to government publications this work resulted in the definition of a resource of 100 million tonnes grading 0.22% nickel and 0.22% copper but this figure is not supported by technical data or parameters on its calculation, therefore it is regarded as highly speculative. This zone is currently under option to Leader Mining International Inc.

Another zone was located to the north along Settler Creek by Giant Mascot in the mid 1970's and was reported in Minfile 092HNW045 to be in a "similar setting as the Pacific Nickel Mine (aka BC Nickel Mine)" in ultramafic rocks intruding the "Cretaceous Settler Schist." Magnetite and pyrrhotite were reported (3% and 4% respectively) with minor chalcopyrite. Six chip samples were reported taken between with the best assay reported as 0.08% nickel and 0.033% copper. Since that time little to no recorded exploration was carried out on the ultramafic belt.

Recent Work

In 1972 the area was surveyed by a Geological Survey of Canada airborne magnetic survey which highlights the mine area as a distinct magnetic anomaly. Various magnetic high anomalies (see below Geophysics - Regional) were not investigated at that time and most have been covered by the recent staking. Despite this no regional government geological mapping has yet detailed the area.

In 1994 a government regional geochemistry survey was completed and the data corresponds favorably within the staked claims and the mine site. More specifically, the drainages covered by the HC1 and HC2 claims, the surrounding area including the Pacific Nickel Mine area report indicator minerals (Cu, Ni, Co, Cr, Mn) in the 50-90 percentile.

In early 2000 with the increase in PGM prices, the area of a 100 million tonne resource, discovered by Giant Mascot, was acquired by private interests rekindling interest in the area. In addition, since March 2000 with the available access greatly enhanced by the current logging operations it has been possible by numerous prospecting traverses to identify the ultramafic rocks that match the tenor and character of those within the Pacific Nickel Mine area.

Since the commencement of staking in the Harrison Lake area numerous companies have been engaged in prospecting and conducting preliminary geological inspection of the properties and the old mine area. Geological mapping has been undertaken, as well as soil and silt samples taken during the initial program on the adjacent properties.

Teuton Resources Corp. of Vancouver, British Columbia, in May 2001 announced a plan to carry out reconnaissance soil sampling on its Roman property also located on the Harrison Lake ultramafic belt. In September 2001 these claims were optioned to Leader Mining.

In September 2001 International Millenium Mining Corp. (IMMC) of Vancouver announced the acquisition of claims in the Harrison Lake ultramafic intrusive belt which are prospective for nickel, copper and platinum group metals. In October 2001 these claims were optioned to Leader Mining. In February 2002, IMMC announced the acquisition of additional claims in the Harrison Lake ultramafic belt close to the location of elevated platinum values obtained in stream sediment samples.

Geology of the HC1 and HC2 Claims

The regional and property geology of the HC1 and HC2 is summarized in the Geology Report. This shows that the claims cover a portion of a five kilometer wide belt of ultramafic rocks that hosted the nickel and copper mineralization at the Pacific Nickel Mine. Historic records show significant platinum group metals were also associated with ore at the Pacific Nickel Mine.

The report indicates that there is potential for the discovery of significant platinum group metals on the HC1 and HC2 claims. However, there is no assurance that there will be sufficient quantities of these or other minerals on the property to justify commercial mining.

Conclusions and Recommendations of the Geology Report

The Geology Report concludes that the Harrison Lake ultramafic belt provides a very attractive exploration prospect for platinum group and nickel/copper mineralization. The Phase I work conducted on the HC1 and HC2 claims and reported in the Update Report show that similar rock types are present similar to those found at the Pacific Nickel Mine on the southern end of the belt. In addition, the recently taken 13 geochemical samples revealed elevated anomalous values for copper, nickel and chromium.

The Geology Report recommended a three phase program of work. However, the Update Report has modified the original Phase II program to now consist of completing ridgeline traverses along the eastern border of the property as well as two to four contour traverses spaced at approximately 500 meters. The Phase III work as per the Geology Report consists of follow-up geochemical sampling and detailed geological mapping. The Geology Report Phase IV work consists of helicopter borne electro-magnetic survey to further refine potential drill targets.

Proposed Budget

Approximate costs for the recommended three-phase program are as follows:

Phase II: Geological Traverses

         Senior Geologist 1 day @ $325 per day                                                   $325.00
         Geologist 2days @ $260 per day                                                          $520.00
         2 Geotechnicians 2days at $162.50                                                       $325.00
         Equipment Rental 4 wheel drive @ $48.75 per day                                         $ 97.50
         Assays 50 @ $13.00 each                                                                 $650.00
         Food, Fuel etc                                                                          $130.00
         Report                                                                                  $162.50
         TOTAL                                                                                 $2,210.00

Phase III

         Follow-up Geochemical sampling and detailed geological mapping                        $1,950.00

         TOTAL                                                                                 $1,950.00

Phase IV Airborne EM Survey

      Airborne EM Survey 100 line kilometers @ $65 per km                                      $6,500.00
         Follow-up geological surveys                                                          $6,500.00
         TOTAL                                                                                $13,000.00


OFFICES

Our corporate offices are located at 103 East Holly Street, Suite 406, Bellingham, Washington 98225. Our telephone number is (360) 733-3854.

                                    EMPLOYEES

We currently have no employees. We have one person in management and two part-time directors. We plan to employ people as we continue to implement our plan of operation and development of the Harrison Lake property.

                             DESCRIPTION OF PROPERTY

We currently use approximately 200 square feet of leased office space in the historic Bellingham National Bank building at 103 East Holly Street, Suite 406, Bellingham, Washington. Michael Hopley, our President is contributing office space at no charge to the Company.

The mineral property that we own consists of 2 contiguous unpatented mineral claims representing 30 units located east of Harrison Lake and northwest of the town of Hope in south-western British Columbia, Canada. The complete list of claims held by us is as follows:

                          Harrison Holdings Inc. Claims

                                                    Expiry                                             Agent for:
    Claim Name         Units       Record #          Date           Map Sheet           Locator             *
=================== =========== ============== ==================================== ==================================
                                                                      MO92H061 &
       HC 1             20          391432        28-Dec-02             62             G. Barton          self
=================== =========== ============== ==================================== ==================================
                                                                      MO92H061 &
       HC 2             10          391433        28-Dec-02             62             G. Barton          self
=================== =========== ============== ==================================== ==================================
       TOTAL            30          UNITS
=================== =========== ==============

                                LEGAL PROCEEDINGS

To the best of our knowledge, there are no known or pending litigation proceedings against us.

                                   MANAGEMENT

                        DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about our executive officers and directors.

NAME              AGE                       POSITION
----              ---                       --------

Michael Hopley             55               CEO/President
                                            Secretary/Treasurer/ Director
Hugh Willson               52               Director
Chris Skerik               30               Director

Michael Hopley is our founder, Chief Executive Officer, President, Secretary, Treasurer and Director. Since February 2000, Mr. Hopley has been the President & Director of Epic Oil & Gas Ltd. and Rival Resources, Inc. In such capacity, he has managed all aspects of a publicly traded oil production and oil and gas exploration company. He has also been responsible for the financial management, supervision of technical consultants and public relations. From July 1996 to present, he has also been President & Chief Executive Officer of Fremont Gold Corp. where he has managed a fully operational public company with up to six active mineral exploration projects world-wide; staff management, property assessment, contract negotiations, data presentation, fund raising and promotion. From January 1995 to July 1996, he was Vice President of Corporate Development of Bema Gold Corporation where he identified and acquired new opportunities for Bema and its subsidiary companies worldwide. He was also a liaison with mining analysts, fund managers, shareholders & media. From March 1990 through January 1995, he was Vice President of Exploration of Bema Gold Corporation. In such capacity, he directed all exploration efforts worldwide, for Bema and three of its active subsidiary companies.

In his capacity as founder and President, Mr. Hopley oversees our day-to-day operations, and manages our long-term strategic development. Oversight of our operations involves financial and information systems management and exploration.

Hugh Willson has been on our Board of Directors since May 2002. He is a consulting geologist with over 25 years of experience in mineral exploration in the United States, Canada, Chile, Venezuela, Argentina, and Peru. He has a Bachelor's degree and a Master's degree from the University of Toronto. Mr. Willson has worked for some of the world's major mining companies such as Newmont Exploration Ltd., FMC Gold, Magma Copper, Hecla Mining, and Cyprus Amax. His work has included reconnaissance exploration, property exploration, geological mapping, use of remote sensing techniques, supervision of core and reverse-circulation drilling programs for base metal, precious metal, and uranium deposits. He has also written commodity research reports for several industrial minerals, investigated heavy oil deposits, and made detailed economic analyses.

Chris Skerik has been on our Board of Director since May 2002. Mr. Skerik has served as sales manager for University Sprinklers for the past ten years. In such capacity his duties included sales and lead generation and marketing strategy and development. He also was responsible for maintaining, developing and managing a client base of several hundred individuals and companies in both retail and commercial markets. Mr. Skerik has also recently worked as an Associate at Syndicated Capital Corp. which is a venture capital company which represents both public and private company. Some of Mr. Skerik's duties at Syndicated Capital Corp. include financing, lead generation and communications. Mr. Skerik obtained a Bachelor of Arts degree from the Simon Fraser University and has successfully completed the Canadian Securities Course.

All officers and directors listed above will remain in office until the next annual meeting of our stockholders, and until their successors have been duly elected and qualified. There are no agreements with respect to the election of Directors. We have not compensated our Directors for service on our Board of Directors, any committee thereof, or reimbursed for expenses incurred for attendance at meetings of our Board of Directors and/or any committee of our Board of Directors. Officers are appointed annually by our Board of Directors and each Executive Officer serves at the discretion of our Board of Directors.

None of our Officers and/or Directors have filed any bankruptcy petition, been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past five (5) years.

BOARD OF DIRECTORS

The board of directors consists of three directors.

BOARD COMMITTEES

In May 2002, our Board of Directors created the Compensation Committee, which is comprised of Michael Hopley, Hugh Willson and Chris Skerik. The Compensation Committee has the authority to review all compensation matters relating to us. The Compensation Committee has not yet formulated compensation policies for senior management and executive officers. However, it is anticipated that the Compensation Committee will develop a company-wide program covering all employees and that the goals of such program will be to attract, maintain, and motivate our employees. It is further anticipated that one of the aspects of the program will be to link an employee's compensation to his or her performance, and that the grant of stock options or other awards related to the price of the Common Shares will be used in order to make an employee's compensation consistent with shareholders' gains.

It is expected that salaries will be set competitively relative to the mineral exploration industry and that individual experience and performance will be considered in setting salaries.

In May 2002, our Board of Directors created an Audit Committee, which is comprised of Michael Hopley, Hugh Willson and Chris Skerik. The Audit Committee is charged with reviewing the following matters and advising and consulting with the entire Board of Directors with respect thereto: (i) the preparation of our annual financial statements in collaboration with our independent accountants;
(ii) annual review of our financial statements and annual report; and (iii) all contracts between us and our officers, directors and other affiliates. The Audit Committee, like most independent committees of public companies, does not have explicit authority to veto any actions of the entire Board of Directors relating to the foregoing or other matters; however, our senior management, recognizing their own fiduciary duty to us and our stockholders, is committed not to take any action contrary to the recommendation of the Audit Committee in any matter within the scope of its review.

EXECUTIVE COMPENSATION

Michael Hopley has been our President and Secretary since inception and received no compensation for services performed during the 2001 and 2002 fiscal year. The following table sets forth information concerning annual and long-term compensation, on an annualized basis for the 2001 fiscal year, for our Chief Executive Officer and for each of our other directors whose compensation on an annualized basis exceeded $100,000 during fiscal 2001.

                           SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION               LONG TERM COMPENSATION
                                                               RESTRICTED     SECURITIES
NAME AND PRINCIPAL             FISCAL      OTHER     ANNUAL     STOCK         UNDERLYING     OPTIONS             ALL OTHER
POSITION                       YEAR        SALARY    BONUS      COMPENSATION  AWARDS         (NO. OF SHARES)     COMPENSATION
                               ----        ------    -----      ------------  ------         ---------------     ------------
Michael Hopley                 2001        $    0        0               0         0          21,500,000         President and
                                                                                                                 Secretary

Our shareholders may in the future determine to pay Directors' fees and reimburse Directors for expenses related to their activities.

                                  STOCK OPTIONS

We did not grant stock options in 2001.

The following table sets forth information with respect to stock options granted to the Named Executive Officers during fiscal year 2001:

         OPTION GRANTS IN FISCAL 2000
            (INDIVIDUAL GRANTS)(1)

                         NUMBER OF%              OF TOTAL OPTIONS
                         SECURITIES UNDERLYING   GRANTED TO EMPLOYEES IN      EXERCISE  EXPIRATION
NAME                     OPTIONS GRANTED         FISCAL                       PRICE     DATE
                                                 2001
                                                 ----
None

No Executive Officer held options during the 2001 fiscal year. The following table sets forth information as to the number of shares of common stock underlying unexercised stock options and the value of unexercised in-the-money stock options projected at the 2001 fiscal year end:

None

                             PRINCIPAL STOCKHOLDERS

The following table sets forth, as of May 22, 2002, certain information with respect to the beneficial ownership of the common stock by (1) each person known by us to beneficially own more than 5% of our outstanding shares, (2) each of our directors, (3) each Named Executive Officer and (4) all of our executive officers and directors as a group. Except as otherwise indicated, each person listed below has sole voting and investment power with respect to the shares of common stock set forth opposite such person's name.

NAME AND ADDRESS OF                 AMOUNT AND NATURE OF        PERCENT OF
BENEFICIAL OWNER (1)                BENEFICIAL OWNERSHIP        OUTSTANDING SHARES
--------------------                --------------------        ------------------
5% STOCKHOLDERS
Michael Hopley                                  21,500,000               76.68%
103 East Holly Street
Suite 406
Bellingham, Washington 98225

DIRECTORS AND NAMED EXECUTIVE
OFFICERS

Michael Hopley                                  21,500,000               76.68%
103 East Holly Street
Suite 406
Bellingham, Washington 98225

Hugh Willson                                     1,000,000                3.56%
515 Eleventh Ave
Salt Lake City, Utah. 84103


Chris Skerik                                     1,001,000                3.57%
504-7351 Halifax Street
Burnaby, BC

V5A 4N2

Officers and Directors                          23,500,000               83.81%
as a Group


(1) Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the date hereof. Unless otherwise indicated by footnote, the named entities or individuals have sole voting and investment power with respect to the shares of common stock beneficially owned.

(2) This table is based upon information obtained from our stock records. Unless otherwise indicated in the footnotes to the above table and subject to community property laws where applicable, we believe that each shareholder named in the above table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

                              SELLING STOCKHOLDERS

The shares being offered for resale by the selling stockholders consist of the shares of common stock sold to a total of ten seed investors in two separate offerings in November 2001 and January 2002 pursuant to an exemption from registration at Section 4(2) of the Securities Act of 1933. In addition the selling stockholders consist of shares of common stock sold to a total of thirty-seven investors in a Regulation D Rule 506 private placement undertaken by Harrison in February, 2002. Except for Chris Skerik, none of the selling stockholders have had within the past three years any position, office or other material relationship with us or any of our predecessors or affiliates.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of May 22, 2002 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

                               Shares of common   Percent of Common Shares of common Shares of common
                               Stock owned prior  Stock owned       stock to be      Stock owned
Name of selling stockholder     to offering(1)    prior to offering sold             After offering  Percent(1)
                                -----------       -------------    ------------      -------------   ----------

Tom Brady                           375,000                    1.33%       375,000                0              0
Jason J. Cook                       500,000                    1.78%       500,000                0              0
Alan Filson                         500,000                    1.78%       500,000                0              0
Ivette G. Hunsinger                 500,000                    1.78%       500,000                0              0
Andrew Hunter                       375,000                    1.33%       375,000                0              0
Richard Hunter                      225,000                        *       225,000                0              0
Sheila Hunter                       375,000                    1.33%       375,000                0              0
Kent MacKay                         150,000                        *       150,000                0              0
Troy Pope                           750,000                    2.67%       750,000                0              0
Ruth Shepley                        750,000                    2.67%       750,000                0              0
Madison Capital Partners Inc.         1,000                        *         1,000                0              0
455501 B.C. LTD                       1,000                        *         1,000                0              0
Brian Bisset                          1,000                        *         1,000                0              0
Calynn Brigance                       1,000                        *         1,000                0              0
Alison Broadus                        1,000                        *         1,000                0              0
Art Brown                             1,000                        *         1,000                0              0
Eileen Cook                           1,000                        *         1,000                0              0
Michele A Cook-Molloy                 1,000                        *         1,000                0              0
Brian Currie                          1,000                        *         1,000                0              0
Bobby Eckhart                         1,000                        *         1,000                0              0
Carrie Harrison                       1,000                        *         1,000                0              0
Jeff Hodgson                          1,000                        *         1,000                0              0
Charles C Hunsinger                   1,000                        *         1,000                0              0
Sandra L. James                       1,000                        *         1,000                0              0
Clayton Jones                         1,000                        *         1,000                0              0
Shannon Knutson                       1,000                        *         1,000                0              0
Robert Krause                         1,000                        *         1,000                0              0
Jan Lambeck                           1,000                        *         1,000                0              0
Kay MacIntosh                         1,000                        *         1,000                0              0
Donald C. May                         1,000                        *         1,000                0              0
Arleen J. Moore-Bunney                1,000                        *         1,000                0              0

                                       25


William M. Peters                     1,000                        *         1,000                0              0
David Pfortmueller                    1,000                        *         1,000                0              0
Maria Raggio                          1,000                        *         1,000                0              0
Frederick A. Riermann Jr.             1,000                        *         1,000                0              0
Doug Schacter                         1,000                        *         1,000                0              0
Lori Shulz                            1,000                        *         1,000                0              0
Kathy Seago                           1,000                        *         1,000                0              0
Chris Skerik                       1,100,00                     3.57%        1,000        1,000,000          3.56%
David Skerik                          1,000                        *         1,000                0              0
Anabella C. Smith                     1,000                        *         1,000                0              0
Paulette Smithers                     1,000                        *         1,000                0              0
Melissa Spence                        1,000                        *         1,000                0              0
Peter Streukens                       1,000                        *         1,000                0              0
Reginald C. Whitfield                 1,000                        *         1,000                0              0
Alan Filson                           2,000                        *         2,000                0              0
Erin Cates                            1,000                        *         1,000                0              0

(1) Assumes that all of the shares of common stock offered in this prospectus are sold and no other shares of common stock are sold or issued during the offering period.

(2)Brian Bissett is a representative of Madison Capital Partners Inc. and has investment control of the shares of Harrison owned by Madison Capital Partners Inc.

(3)Robert Hunter is a representative of 455501 BC Ltd. and has investment control of the shares of Harrison owned by 455501 BC Ltd.

                              PLAN OF DISTRIBUTION

The shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers or dealers who act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

     o    ordinary brokers transactions, which may include long or short sales,
     o transactions involving cross or block trades on any securities or market where our common stock is trading,
     o purchases by brokers or dealers as principal and resale by such purchasers for their own accounts pursuant to this prospectus,
     o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
     o through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
     o any combination of the foregoing, or by any other legally available means.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We do not anticipate that either our shareholders or we will engage an underwriter in the selling or distribution of our shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $20,000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Hopley, our sole officer and director assigned us the Harrison Lake property in which the exploring will take place in British Columbia for $1.00.

Such related party transactions was on terms that were not more favorable than if agreed upon by a third party in an arms length transaction.

                            DESCRIPTION OF SECURITIES

The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by- laws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits.

GENERAL

Our Articles of Incorporation authorize us to issue up to 100,000,000 Common Shares, $0.001 par value per common share. As of May 22, 2002, there were 28,038,000 shares of our common stock outstanding.

COMMON STOCK

The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation and by- laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully- paid and non-assessable.

Liquidation Rights.

Upon our liquidation or dissolution, each outstanding Common Share will be entitled to share equally in our assets legally available for distribution to shareholders after the payment of all debts and other liabilities.

Dividend Rights.

We do not have limitations or restrictions upon the rights of our Board of Directors to declare dividends, and we may pay dividends on our shares of stock in cash, property, or our own shares, except when we are insolvent or when the payment thereof would render us insolvent subject to the provisions of the Delaware Statutes. We have not paid dividends to date, and we do not anticipate that we will pay any dividends in the foreseeable future.

Voting Rights.

Holders of our Common Shares are entitled to cast one vote for each share held of record at all shareholders meetings for all purposes.

Other Rights.

Common Shares are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to or purchase additional Common Shares in the event of a subsequent offering.

There are no other material rights of the common shareholders not included herein. There is no provision in our charter or by-laws that would delay, defer or prevent a change in control of us. We have not issued debt securities.

DELAWARE BUSINESS COMBINATION PROVISIONS

We are governed by the provisions of Section 203 of the Delaware General Corporation Law ("DGCL"). In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

     o prior to the date at which the stockholder became an interested stockholder, the Board of Directors approved either the business combination or the transaction in which the person became an interested stockholder;

     o the stockholder acquired more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers and shares held in certain employee stock plans) upon consummation of the transaction in which the stockholder became an interested stockholder; or

     o the business combination is approved by the Board of Directors and by at least 66-2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or after the date such stockholder became an interested stockholder.

An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset-based transactions and other transactions resulting in a financial benefit to the interested stockholder.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102(b)(7) of the DGCL enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to a corporation or its stockholders for violations of the director's fiduciary duty, except:

     o for any breach of a director's duty of loyalty to the corporation or its stockholders,
     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
     o pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or

     o for any transaction from which a director derived an improper personal benefit.

Our certificate of incorporation provides in effect for the elimination of the liability of directors to the extent permitted by the DGCL.

Section 145 of the DGCL provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorney's fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Our bylaws entitle our officers and directors to indemnification to the fullest extent permitted by the DGCL.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                       WHERE YOU CAN FIND MORE INFORMATION

You may read and copy any report, proxy statement or other information we file with the Commission at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at 75 Park Place, Room 1400, New York, New York 10007 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we file electronic versions of these documents on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

We have filed a registration statement on Form SB-2 with the Commission to register shares of our common stock to be sold by the selling stockholders and to register additional shares to be sold. This prospectus is part of that registration statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the registration statement. For further information with respect to us or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the public reference room maintained by the Commission, and on the Commission's web site, as described above. You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

                                 TRANSFER AGENT

The Transfer Agent and Registrar for our common stock is American Registrar and Transfer Company, 342 East 900 South, Salt Lake City, Utah 84111. Its telephone number is (801) 363-9065.

                                  LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus has been passed upon for us by Anslow & Jaclin, LLP, 4400 Route 9, 2nd Floor, Freehold, New Jersey 07728. Its telephone number is (732) 409-1212.

                                     EXPERTS

The financial statements included in this prospectus included elsewhere in the registration statement have been audited by Malone & Bailey, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's recurring losses from operations which raise substantial doubt about its ability to continue as a going concern), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                            HARRISON HOLDING'S, INC.
                          (A Development Stage Company)

                              FINANCIAL STATEMENTS

                               TABLE OF CONTENTS

INDEPENDENT AUDITORS REPORT                                     F-1
BALANCE SHEET                                                   F-2
STATEMENT OF EXPENSES                                           F-3
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY                    F-4
STATEMENT OF CASH FLOWS                                         F-5
NOTES TO FINANCIAL STATEMENT                                  F-6-7

                           INDEPENDENT AUDITORS REPORT

To the Board of Directors
Harrison Holding's, Inc.
(A Development Stage Company)
Bellingham, Washington

We have audited the accompanying balance sheet of Harrison Holding's, Inc. as of January 31, 2002, and the related statements of expenses, stockholders' equity, and cash flows for the period from November 19, 2001 (Inception) through January 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Harrison Holding's, Inc., as of January 31, 2002, and the results of its operations and its cash flows for the periods described in conformity with accounting principles generally accepted in the United States.


MALONE & BAILEY, PLLC
www.malone-bailey.com
Houston, Texas

February 4, 2002

                            HARRISON HOLDING'S, INC.
                          (A Development Stage Company)
                                  BALANCE SHEET
                             As of January 31, 2002

ASSETS
         Cash                                                                                             $ 23,889
         Mineral claims, net of accumulated depletion of $0                                                 18,697
                                                                                                          --------
                  Total Assets                                                                            $ 42,586
                                                                                                          ========

LIABILITIES & STOCKHOLDERS' EQUITY

         Note payable to seller of mineral claims                                                         $ 16,359

STOCKHOLDERS' EQUITY

         Common stock, $.001 par, 100,000,000 shares
         authorized, 26,000,000 shares issued
         and outstanding                                                                                    26,000
         Additional paid in capital                                                                         30,500
         Deficit accumulated during the development stage                                                  (30,273)
                                                                                                          --------
         Total Stockholders' Equity                                                                         26,227
                                                                                                          --------
         Total Liabilities & Stockholders' Equity                                                         $ 42,586
                                                                                                          ========

                 See accompanying summary of accounting policies
                        and notes to financial statements

                            HARRISON HOLDING'S, INC.
                          (A Development Stage Company)
                              STATEMENT OF EXPENSES
                For the Period from November 19, 2001 (Inception)
                            Through January 31, 2002


Administrative expenses

         - paid in cash                                       $  8,611
         - paid in stock                                        21,500
         - imputed interest                                        162
                                                              --------
Net loss                                                      $(30,273)
                                                              ========

Basic and diluted loss per common share                          $(.00)
Weighted average common shares outstanding                  24,125,000



                 See accompanying summary of accounting policies
                        and notes to financial statements

                            HARRISON HOLDING'S, INC.
                          (A Development Stage Company)

           STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY For the Period
                       from November 19, 2001 (Inception)
                            Through January 31, 2002

                                                                                        Deficit
                                                                                        Accumulated
                                                                                        During
                                    Common Stock                       Paid in          Development
                                    Shares             $               Capital          Stage             Totals
                                  ----------           -------         ------           -------           --------
Shares issued
- to the founder at
  inception in November
  2001 for services at
  $.001 per share                21,500,000           $21,500                                             $ 21,500

- for cash in November
  and December 2001 at

  $.006 per share                 3,000,000             3,000          $17,000                            $ 20,000

- for cash in January
  2002 at $.01 per share          1,500,000             1,500           13,500                              15,000
Net loss                                                                                $(30,273)          (30,273)
                                  ----------          -------          -------          --------          --------
Balances, January 31, 2002       26,000,000           $26,000          $30,500          $(30,273)         $ 26,227
                                 ==========           =======          =======          ========          ========

                 See accompanying summary of accounting policies
                        and notes to financial statements

                            HARRISON HOLDING'S, INC.
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS
                For the Period from November 19, 2001 (Inception)
                            Through January 31, 2002

CASH FLOWS FROM OPERATING ACTIVITIES
         Net deficit accumulated during the
         development stage                                                       $(30,273)
         Adjustments to reconcile net deficit
         to cash used by operating activities:
         Stock issued for services                                                 21,500
         Interest on discounted note payable                                          162
                                                                                 --------
NET CASH USED BY OPERATING ACTIVITIES                                              (8,611)
                                                                                 --------
CASH FLOWS FROM INVESTING ACTIVITIES
         Purchase of mineral claim                                                 (2,500)

CASH FLOWS FROM FINANCING ACTIVITIES
         Sale of stock                                                             35,000
                                                                                 --------
NET INCREASE IN CASH                                                               23,889
         Cash balance, beginning

                                                                                 --------
         Cash balance, ending                                                    $ 23,889
                                                                                 ========

Supplemental Disclosures:
         Non-Cash Investing Activities:
         Purchase of mineral claims with seller-financed note                    $ 16,197

                       See accompanying summary of accounting policies
                        and notes to financial statements

                            HARRISON HOLDING'S, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business. Harrison Holding's, Inc., ("Harrison"), was incorporated in Delaware in November 2001 to explore and develop mineral prospects.

Cash and Cash Equivalents. For purposes of the statements of cash flows, Harrison considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Use of Estimates. In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the income statement. Actual results could differ from those estimates.

Revenue recognition.  Harrison has no policy because it has no revenues.

Income taxes. Harrison recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Harrison provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

NOTE 2 MINING PROSPECT AND NOTE PAYABLE

In December 2001, Harrison purchased a 100% interest from an unrelated person, subject to a 2.5% Net Smelter Royalty and a 7.5% Gross Rock Royalty in 30 mineral claims in the Harrison Lake Region of Southwest British Columbia, Canada. "Net Smelter Royalty" means an overriding royalty on sales of below-the-surface ore and "Gross Rock Royalty" means an overriding royalty on sales of surface rock (see definitions). The agreement required a payment of $2,500 up front, $2,500 due in December 2002, and the remainder of $20,000 due in December 2004. The balance owed on January 31, 2002 was $22,500. The face amount of the note was discounted at 12% to its net present value at inception. $162 of interest was expensed and added to the note balance for the period from November 19, 2001 (inception) through January 31, 2002.

NOTE 3 COMMON STOCK ISSUED FOR SERVICES

In November 2001, Michael J. Hopley was issued 21,500,000 shares for overseeing the day- to-day operations of Harrison as founder and president.

NOTE 4 COMMON STOCK ISSUED FOR CASH

In November and December of 2001, Harrison sold 3,000,000 shares of common stock for approximately $.006 per share for a total value of $20,000. In January of 2002, Harrison sold 1,500,000 shares at $.01 per share for a total value of $15,000.

NOTE 5 INCOME TAXES

Deferred tax assets                                                    $ 2,983
Less: valuation allowance                                              (2,983)
                                                                       -------
Net deferred taxes                                                     $     0
                                                                       =======

Harrison has a net operating loss of $8,773 at January 31, 2002 which can be carried forward 20 years.

NOTE 6 COMMITMENTS AND CONTINGENCIES

There were no commitments or contingencies for the period from November 19, 2001 (inception) through January 31, 2002. Additionally, there was no rent expense for the periods presented.

                             HARRISON HOLDING'S INC.

                         4,538,000 Shares Common Stock

                                   PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                  May 22, 2002

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

Section 145 of the General Corporation Law of Delaware ("DGCL") provides that directors, officers, employees or agents of Delaware corporations are entitled, under certain circumstances, to be indemnified against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them in connection with any suit brought against them in their capacity as a director, officer, employee or agent, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with a derivative suit bought against them in their capacity as a director, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Our Certificate of Incorporation provides that the we shall indemnify any and all persons whom we shall have power to indemnify to the fullest extent permitted by the DGCL. Article VII of our by-laws provides that we shall indemnify our authorized representatives to the fullest extent permitted by the DGCL. Our by-laws also permit us to purchase insurance on behalf of any such person against any liability asserted against such person and incurred by such person in any capacity, or out of such person's status as such, whether or not we would have the power to indemnify such person against such liability under the foregoing provision of the by-laws.

Item 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

Securities and Exchange

Commission registration fee         $     100
Legal fees and expenses (1)         $  10,000
Accounting fees and expenses (1)    $   5,000
Miscellaneous (1)                   $       0
Total (1)                           $  15,100

(1) Estimated.

Item 26. RECENT SALES OF UNREGISTERED SECURITIES.

Harrison Holding's Inc. was incorporated in the State of Delaware on November 29, 2001 21,500,00 shares were issued to Michael Hopley in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the <-1-34>Act"). Such shares were issued to Michael Hopley as founders shares for an aggregate amount paid of $200.

In December 2001 and January 2002, we sold a total of 4,500,000 shares of our common stock to 10 shareholders in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. The following sets forth the identity of the class of persons to whom Harrison sold these shares and the amount of shares for each shareholder:

Tom Brady                                                    375,000
Jason J. Cook                                                500,000
Alan Filson                                                  500,000
Ivette G. Hunsinger                                          500,000
Andrew Hunter                                                375,000
Richard Hunter                                               225,000
Sheila Hunter                                                375,000
Kent MacKay                                                  150,000
Troy Pope                                                    750,000
Ruth Shepley                                                 750,000

In May 2002, we issued 1,000,000 shares to Hugh Willson and 1,000,000 shares to Chris Skerik in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the "Act"). Such shares were issued to these individuals as compensation for becoming our directors.

The shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us not involving a public offering. The offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which it sold a high number of shares to a high number of investors. In addition, these shareholder had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In March, 2002, we completed a Regulation D, Rule 506 Offering in which we issued a total of 38,000 shares of our common stock to 37 shareholders for an aggregate offering price of $11,400. The following sets forth the identity of the class of persons to whom Harrison sold these shares and the amount of shares for each shareholder:

Madison Capital Partners Inc.                                     1,000
455501 B.C. LTD                                                   1,000
Brian Bisset                                                      1,000
Calynn Brigance                                                   1,000
Alison Broadus                                                    1,000
Art Brown                                                         1,000
Eileen Cook                                                       1,000
Michele A Cook-Molloy                                             1,000
Brian Currie                                                      1,000
Bobby Eckhart                                                     1,000
Carrie Harrison                                                   1,000
Jeff Hodgson                                                      1,000
Charles C Hunsinger                                               1,000
Sandra L. James                                                   1,000
Clayton Jones                                                     1,000
Shannon Knutson                                                   1,000
Robert Krause                                                     1,000
Jan Lambeck                                                       1,000
Kay MacIntosh                                                     1,000
Donald C. May                                                     1,000
Arleen J. Moore-Bunney                                            1,000
William M. Peters                                                 1,000
David Pfortmueller                                                1,000
Maria Raggio                                                      1,000
Frederick A. Riermann Jr.                                         1,000
Doug Schacter                                                     1,000
Lori Shulz                                                        1,000
Kathy Seago                                                       1,000
Chris Skerik                                                      1,000
David Skerik                                                      1,000
Anabella C. Smith                                                 1,000
Paulette Smithers                                                 1,000
Melissa Spence                                                    1,000
Peter Streukens                                                   1,000
Reginald C. Whitfield                                             1,000
Alan Filson                                                       2,000
Erin Cates                                                        1,000

The Common Stock issued in the Company's Regulation D, Rule 506 offering was issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Rule 564 of Regulation D of the Securities Act of 1933. In accordance with Section 230.506 (b)(1) of the Securities Act of 1933, these shares qualified for exemption under the Rule 506 exemption for this offerings since it met the following requirements set forth in Reg. ss.230.506:
                                      II-3

(A) No general solicitation or advertising was conducted by the Company in connection with the offering of any of the Shares.

(B) At the time of the offering the Company was not: (1) subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act; or (2) an "investment company" within the meaning of the federal securities laws.

(C) Neither the Company, nor any predecessor of the Company, nor any director of the Company, nor any beneficial owner of 10% or more of any class of the Company's equity securities, nor any promoter currently connected with the Company in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(D) The offers and sales of securities by the Company pursuant to the offerings were not attempts to evade any registration or resale requirements of the securities laws of the United States or any of its states.

(E) None of the investors are affiliated with any director, officer or promoter of the Company or any beneficial owner of 10% or more of the Company's securities.

Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering completed in February 2002 were restricted in accordance with Rule 144 of the Securities Act of 1933.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

Item 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)      Exhibits:

The following exhibits are filed as part of this registration statement:

EXHIBIT           DESCRIPTION

     3.1  Certificate of Incorporation of Harrison Holding's Inc.

     3.3  By-laws of Harrison Holding's Inc.

     5.1  Opinion of Anslow & Jaclin LLP

     10.1 Mineral Rights Agreement between

     10.2 Assignment Agreement dated February 4, 2002 between Michael Hopley and Harrison Holding's Inc.

     23.1 Consent of Malone & Bailey

     23.2 Consent of Anslow & Jaclin LLP (included in Exhibit 5.1)

     24.1 Power of Attorney (included on page II-6 of the registration statement)

Item 28. UNDERTAKINGS.

(A) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

          (iii)Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) Undertaking Required by Regulation S-B, Item 512(e).

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(C) Undertaking Required by Regulation S-B, Item 512(f)

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellingham, State of Washington, on the 22nd day of May 22, 2002.

                             Harrison Holding's Inc.

                                  By: /s/ Michael Hopley
                                  ----------------------------------
                                          Michael Hopley
                                          President and Secretary

                                POWER OF ATTORNEY

     The undersigned directors and officers of Harrison Holding's Inc. hereby constitute and appoint Michael Hopley, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                           TITLE                     DATE

/s/ Michael Hopley                   President                May 22, 2002
------------------------------       Secretary and Director
    Michael Hopley